EXHIBIT 23.2

                       [L.P. Martin & Company Letterhead]


                        Consent of Independent Auditors'

The Board of Directors
Cornerstone Realty Income Trust, Inc.
Richmond, Virginia

We consent to the use of our report dated July 18, 1996 with respect to the statements of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Westfield Club Apartments for the twelve month periods ended December 31, 1995, 1994 and 1993 for inclusion in a form 8K filing with the Securities and Exchange Commission by Cornerstone Realty Income Trust, Inc., and to the reference to our firm under the heading "Expert" therein.


                                        /s/ L.P. Martin & Company

Richmond, Virginia
July 18, 1996